JOINT FILER INFORMATION
6,873,043 shares of common stock are held of record by Insight Venture Partners IX, L.P. (“IVP IX”), 3,415,047 shares of common stock are held of record by Insight Venture Partners (Cayman) IX, L.P. (“IVP Cayman IX”), 728,197 shares of common stock are held of record by Insight Venture Partners (Delaware) IX, L.P. (“IVP Delaware IX”), and 137,191 shares of common stock are held of record by Insight Venture Partners IX (Co-Investors), L.P. (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, the “IVP IX Funds”). 25,699 shares of common stock are held of record by IVP (Venice), L.P. (“IVP Venice”).
The amount listed as owned by each IVP IX Fund may be deemed to be attributable to each of the other IVP IX Funds, Insight Venture Associates IX, L.P. (“IVA IX”), Insight Venture Associates IX, Ltd. (“IVA IX Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA IX Ltd, which in turn is the general partner of IVA IX, which in turn is the general partner of each of the IVP IX Funds.
3,230,422 shares of common stock are held of record Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P. (“IVP Coinvestment”), 2,597,069 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. (“IVP Coinvestment (Cayman)”), 2,388,016 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. (“IVP Coinvestment (Delaware)”), and 2,939,096 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (“IVP Coinvestment (B)” and, together with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds”).
The amount listed as owned by each IVP Coinvestment Fund may be deemed to be attributable to each of the other IVP Coinvestment Funds, Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA Coinvestment”), Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA Coinvestment Ltd”) and Holdings because Holdings is the sole shareholder of IVA Coinvestment Ltd, which in turn is the general partner of IVA Coinvestment, which in turn is the general partner of each of the IVP Coinvestment Funds.
The amount list as owned by IVP Venice may be deemed attributable to Holdings because Holdings is the sole shareholder of Insight Venture Associates X, Ltd. (“IVA X”), which is the managing member of IVP GP (Venice), LLC (“IVP GP Venice”), which in turn is the general partner of IVP Venice.
Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP IX Funds, the IVP Coinvestment Funds and IVP Venice. The foregoing is not an admission by IVA IX, IVA IX Ltd, IVA Coinvestment, IVA Coinvestment Ltd or Holdings that it is the beneficial owner of the shares held of record by the IVP IX Funds, the IVP Coinvestment Funds or IVP Venice. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP IX Funds, the IVP Coinvestment Funds, or IVP Venice except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.